The Tax-Exempt Bond Fund of America 333 South Hope Street Los Angeles, CA 90071 Telephone (213) 486-9200 Fax (213) 486-9455

July 31, 2013

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$232,946
Class B	$609
Class C	$9,871
Class F1	$47,608
Class F2	$9,865
Total	$300,899
Class R-6	$2,807
Total	$2,807

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.4008
Class B	$0.3120
Class C	$0.3062
Class F1	$0.3852
Class F2	$0.4175
Class R-6	$0.4299

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	561,196
Class B	1,580
Class C	30,171
Class F1	133,335
Class F2	26,295
Total	752,577
Class R-6	9,202
Total	9,202

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$12.44
Class B	$12.44
Class C	$12.44
Class F1	$12.44
Class F2	$12.44
Class R-6	$12.44